EntreMed, Inc.
Exhibit 3.1(a)


                            CERTIFICATE OF AMENDMENT

                                       OF

               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION


                 ENTREMED, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY AS FOLLOWS:

FIRST: The Board of Directors of the Corporation duly adopted resolutions in accordance with Section 242 of the General Corporation Law of the State of Delaware proposing, declaring advisable and recommending amendments to the Amended and Restated Certificate of Incorporation of the Corporation. The amendments are as follows:

         The following shall be added as the first paragraph under Article VI of the Amended and Restated Certificate of Incorporation:

                 "Terms of Directors. The number of Directors of the Corporation shall be fixed by resolution duly adopted from time to time by the Board of Directors. The Directors shall be classified, with respect to the term for which they hold office, into three classes, as nearly equal in number as possible. The initial Class I Director shall serve for a term expiring at the annual meeting of stockholders to be held in 1998, the initial Class II Directors shall serve for a term expiring at the annual meeting of stockholders to be held in 1999, and the initial Class III Directors shall serve for a term expiring at the annual meeting of stockholders to be held in 2000. At each annual meeting of stockholders, the successor or successors of the class of Directors whose term expires at that meeting and shall be elected by a plurality of the votes cast at such meeting shall hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. The Directors elected to each class shall hold office until their successors are duly elected and qualified or until their earlier resignation or removal."

                 The following shall be added as the second paragraph under
Article VI of the Amended and Restated Certificate of Incorporation:

                 "Vacancies. Any and all vacancies in the Board of Directors, however occurring, including, without limitation, by reason of an increase in size of the Board of Directors, or the death, resignation, disqualification or removal of a Director, shall be filled solely by the affirmative vote of a majority of the remaining Directors then in office, even if less than a quorum of the Board of Directors. Any Director appointed in accordance with the preceding sentence shall hold office until the annual meeting of stockholders at which the class of directors for which he or she has been chosen is elected and until such Director's successor shall have been duly elected and qualified or until his or her earlier resignation or removal. When the number of Directors is increased or decreased, the Board of Directors shall determine the class or classes to which the increased or decreased number of Directors shall be apportioned so as to maintain each class as nearly equal in number as possible; provided, however, that no decrease in the number of Directors shall shorten the term of any incumbent Director."

SECOND: That the annual meeting of the stockholders of the Corporation was duly called and held upon notice in accordance with
                 Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares was voted in favor of said amendments.

THIRD: The aforesaid amendments were duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: This certificate of amendment to the Amended and Restated Certificate of Incorporation is to become effective upon filing.

        IN WITNESS WHEREOF, the undersigned, ENTREMED, INC., has caused this Certificate of Amendment to its Amended and Restated Certificate of Incorporation to be executed on its behalf by President and attested to by its Secretary as of this 31st day of July, 1997.

                                      ENTREMED, INC.



                                      By: /s/ John W. Holaday, PhD.
                                          -------------------------
                                      Name:   John W. Holaday, PhD.
                                      Title:  President


Attest: /s/ John C. Thomas, Jr.
        -----------------------
        John C. Thomas, Jr.
        Secretary